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                                                                    Exhibit 99.3

                               MULTEX.COM, INC.
         PROXY FOR SPECIAL MEETING OF STOCKHOLDERS SEPTEMBER 22, 1999
      (This Proxy is solicited by the Board of Directors of the Company)

The undersigned stockholder of Multex.com, Inc. hereby appoints Isaak Karaev and Philip Scheps, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Stockholders of Multex.com, Inc. to be held at 10:00 a.m., local time, on September 22, 1999, at the offices of Multex.com, Inc., 100 William Street, 6th floor, New York, New York.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE
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[X] Please mark your
    votes as in this
    example using
    dark ink only

                                                        FOR  AGAINST  ABSTAIN

1.  Approval of the issuance of shares of common        [ ]    [ ]     [ ]
    stock pursuant to the merger agreement among Multex.com, Inc., Market Guide Inc. and
    Merengue Acquisition Corp.

2.  Approval of an amendment to Multex.com's            [ ]    [ ]     [ ]
    Certificate of Incorporation to increase the size of Multex.com's Board of Directors from a maximum of seven directors to a maximum of eleven directors

3.  Approval of an amendment to the Multex.com          [ ]    [ ]     [ ]
    1999 Stock Option Plan to increase the number of shares of Multex.com common stock reserved for issuance under such plan by an additional
    2,500,000 shares

4.  In their discretion upon such other matters as      [ ]    [ ]     [ ]
    may properly come before the meeting

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4

---------------------------- ----------------------------- Dated:___________
     Name(s) of Stockholder   Signature(s) of Stockholder

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.